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                                                                     EXHIBIT 3.1


                              ARTICLES OF INCORPORATION
                                          OF
                     FIRST NATIONAL BANCORP OF RIVER FALLS, INC.

                                    -------------


         The undersigned, of full age, for the purpose of forming a corporation under and pursuant to the provisions of Chapter 180, Wisconsin Statutes Annotated and all amendments thereto, hereby adopts the following Articles of
Incorporation:


                                      ARTICLE I
                                         NAME

         The name of the corporation shall be First National Bancorp of River Falls, Inc..


                                      ARTICLE II
                             REGISTERED OFFICE AND AGENT

         The location and post office address of the corporation's registered office in the State of Wisconsin shall be 44 East Mifflin Street, Madison, Wisconsin 53703 and the registered agent shall be CT Corporation System.

                                     ARTICLE III
                                    CAPITAL STOCK

         The total authorized number of shares of the corporation shall be Twenty Thousand (20,000), $.01 par value. The directors shall have the authority to establish more than one class or series of shares.


                                      ARTICLE IV
                                 PURPOSES AND POWERS

         The corporation shall have general business purposes and shall possess all powers necessary to conduct any business in which it is authorized to engage, including but not limited to, all those powers expressly conferred upon business corporations by Chapter 180 of the Wisconsin Statutes Annotated, as it may from time to time be amended, together with those powers implied therefrom.



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                                      ARTICLE V
                                       DURATION

         The corporation shall have perpetual duration.


                                      ARTICLE VI
                         PREEMPTIVE RIGHTS; CUMULATIVE VOTING

         The shareholders of the corporation shall have the preemptive rights provided by Section 180.0630 of the Wisconsin Statutes Annotated to subscribe for and to purchase any or all of the shares or other securities or rights to purchase shares or other securities of the corporation, now or hereafter authorized. The shareholders of the corporation shall have the right of cumulative voting.


                                     ARTICLE VII
                                     INCORPORATOR

         The name and post office address of the incorporator is as follows:

              Name                     Address
              ----                     -------

    Philip Betzel                 104 East Locust Street
                                  P.O. Box 166
                                  River Falls, WI  54022


                                     ARTICLE VIII
                       PURCHASE OF COMPANY STOCK BY THE COMPANY

1.  DEFINITIONS:   Definitions as used in this Article VIII are as follows:

    a.   "Company" shall mean First National Bancorp of River Falls, Inc.

    b. "Banks" shall mean First National Bank of River Falls, River Falls, Wisconsin and any other subsidiary banks of the Company.

    c. "Section 1361" shall mean Section 1361 of the Internal Revenue Code, as may be amended from time to time.


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    d.   "S Corporation Statutes and Regulations" shall mean Sections 1361 through 1378 of the Internal Revenue Code and the accompanying Internal Revenue Service regulations, all as may be amended from time to time.

    e. "Election Triggering Event" shall mean the failure of any current or proposed shareholder of the Company, upon the demand of the President of the Company, to elect S corporation status as defined by S Corporation Statutes and Regulations.

    f. "Transfer Triggering Event" shall mean (1) any transfer of shares of Company stock (including, without limitation, voluntary transfers, transfers at death and involuntary transfers such as bankruptcy and divorce) (a) to a person or entity that is an ineligible shareholder as defined by the S Corporation Statutes and Regulations, or (b) so that the Company ceases to be, or will cease to be, a "small business corporation" as defined by Section 1361 or (c) which results in both: (i) an increase in the number of shareholders of the Company as measured by Section 1361; and
    (ii) such increase of shareholders in f.(b)(i) above shall result in there being more than 65 shareholders of the Company, or (2) any action or inaction which causes the Company to fail to comply with S Corporation Statutes and/or Regulations.

    g. "Determination Date" shall mean the date of purchase of the Covered Shares by the Company in accordance with the terms of Section 2 of this
    Article VIII.

    h. "Tangible Book Value" shall mean the sum of the balances, determined as of the Determination Date, in the Banks' ledger accounts for their capital stock, their surplus, and their undivided profits (including year -to-date earnings after income taxes but excluding the Banks' (1) reserve for loan losses and (2) intangible assets).

    i. "Purchase Price Per Share" shall be equal to the Company's good faith estimate of the sum of (1) 1.25 multiplied by the Tangible Book Value of the Banks plus (2) 100% of the intangible assets of the Banks as of the Determination Date plus (3) all of the assets of the Company (excluding the Company's investment in the Banks) as of the Determination Date minus (4) the liabilities of the Company as of the Determination Date, all divided by the number of outstanding shares of Company common stock.

    j. "Covered Shares" shall mean those shares associated with an Election Triggering Event or Transfer Triggering Event.

    k. "Option Period" shall mean the one hundred twenty (120) day period immediately following the date the President of the Company becomes aware of the Election Triggering Event or the Transfer Triggering Event.


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2   COMPANY OPTION TO PURCHASE COVERED SHARES.

    a. OCCURRENCE OF TRIGGERING EVENTS. Any transfer of shares which causes a Transfer Triggering Event shall be deemed null and void. Upon the occurrence of either an Election Triggering Event or a Transfer Triggering Event, the Company, at the sole discretion of a majority of the Board of Directors, shall have an option to purchase the Covered Shares at any time during the Option Period.

    b. TERMS OF OPTION. The purchase price for each Covered Share shall be at the Purchase Price Per Share. The Purchase Price Per Share shall be paid in cash by the Company (or its assignee) to the owner of the Covered Shares. At the time of payment for the Covered Shares, the owner of the Covered Shares shall immediately transfer the Covered Shares to the Company with such transfer documentation and warranties as to title of the Covered Shares that the Company shall reasonably request.

    c. FAILURE TO EXERCISE OPTION. In the event that the Company does not exercise its option to purchase the Covered Shares at any time during the Option Period, the shareholder may transfer the Covered Shares free and clear of the Company's rights hereunder, provided that the transfer is completed within thirty (30) days after the expiration of the Option Period, and provided further, that the Covered Shares as validly transferred to a third party shall still be subject to the Company's option as provided in this Section 2 with respect to future transfers of Company stock.

3. WAIVER OF COMPANY RIGHTS. Notwithstanding any other provision of this Article, the Board of Directors of the Company may waive any and all of the Company's rights in accordance with Section 2 and may take steps to terminate the Company's status as an S corporation in accordance with the S Corporation Statutes and Regulations.

4. STOCK CERTIFICATE LEGEND. All certificates of shares of stock of the Company shall bear the following legend:

    The shares of common stock represented by this certificate (the "Shares") may not be transferred until First National Bancorp of River Falls, Inc. (the "Corporation") has been furnished with evidence satisfactory to counsel for the Corporation that there has been compliance with all applicable federal and state or territorial securities laws with respect to the Shares, including, without limitation, an opinion of counsel satisfactory in form and substance to counsel for the Corporation that the offer and sale of the Shares is exempt under federal and state securities laws. Further, the Shares are subject to the option of the Corporation to purchase said Shares upon the occurrence of certain events as provided in
    Article VIII of the Corporation's Articles of Incorporation.




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                                      ARTICLE IX
                               ACTION WITHOUT A MEETING

         An action required or permitted to be taken at a meeting of the directors may be taken by written action signed by all of the directors, and in the case of an action which need not be approved by the shareholders, such action may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the directors at which all directors were present.


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         IN WITNESS WHEREOF, I have hereunto set my hand this 14th day of May,
1997.


                                         /s/ Philip Betzel
                                       ----------------------------------------
                                       Philip Betzel, Incorporator

MPL1: 203714-1






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